FOR IMMEDIATE RELEASE
For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: http://www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES REPORTS

3RD QUARTER RESULTS

CINCINNATI, OHIO - October 26, 2005 - Great American Financial Resources, Inc. ("GAFRI") (NYSE: GFR) today reported net income of $18.8 million ($0.39 per share) for the third quarter of 2005 compared to $47.3 million ($1.00 per share) for the third quarter of 2004. Core net operating earnings (as described below) were $22.7 million ($0.47 per share) for the third quarter of 2005 compared to $21.1 million ($0.45 per share) for the third quarter of 2004. The increase in core net operating earnings reflects improved results primarily in the Company's annuity and supplemental insurance lines of business.

Net income for the first nine months of 2005 was $62.3 million ($1.31 per share) compared to $79.3 million ($1.68 per share) for the same period in 2004. Core net operating earnings for the first nine months of 2005 were $60.8 million ($1.28 per share) compared to $53.4 million ($1.13 per share) for the same period in 2004.

GAFRI has consistently utilized "core net operating earnings," a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure. Many investors and analysts focus on this non-GAAP measure which sets aside items that may not be indicative of core operating earnings, which for GAFRI includes realized gains (losses), a charge related to former manufacturing operations, goodwill impairment, loss on retirement of subsidiary trust securities and an accounting change. GAFRI believes that excluding the impact of these items is useful in analyzing operating trends. A reconciliation of this non-GAAP measure to net income is included in the accompanying Summary of Earnings.

Non-Core Items

In the third quarter of 2005 and 2004, GAFRI recorded after-tax realized gains of $2.3 million and $28.8 million, respectively. For the nine months ended September 30, 2005 and 2004, the Company recorded after-tax realized gains of $7.7 million and $31.6 million, respectively. Realized gains in the third quarter and first nine months of 2004 included after-tax realized gains of $27 million ($0.57 per share) relating to the sale of Provident Financial Group shares in its merger with National City Corporation.

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As previously announced, in the third quarter of 2005 GAFRI conducted its annual review of projected costs associated with the Company's former manufacturing operations. Based on information provided by environmental and other consultants, the future pre-tax remediation costs related to these manufacturing operations are estimated to be $15.2 million. Prior to this review, GAFRI had an accrued liability for these costs of $5.7 million; accordingly, the Company recorded a pre-tax charge of $9.5 million in the third quarter of 2005. Based on the Company's experience and the limited number of sites with exposure, GAFRI believes its liability for future costs is sufficient.

Premiums

Statutory premiums of $906 million in the first nine months of 2005 were 7% higher than in the same period in 2004 as a result of increased sales of the Company's single premium annuities. Single premium annuity sales in 2005 include approximately $100 million of fixed annuity premiums from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI in the first quarter of 2005. Statutory premiums were about 6% lower in the third quarter of 2005 compared to the same period in 2004 primarily reflecting lower single premium fixed annuity sales, partially offset by higher sales in the Company's supplemental insurance lines.

Subsequent Events

On October 13, 2005, GAFRI completed the sale of the Driskill Hotel in Austin, Texas. The Company expects to recognize an after-tax gain of approximately $11 million ($0.23 per share) after transaction costs and the write-off of certain deferred acquisition costs on annuities associated with the gain recognition. This gain will be included in the Company's results in the fourth quarter of 2005. The Company has owned and operated the hotel since 1995. Craig Lindner, the Company's Chief Executive Officer, commented, "The hotel sale confirms our previous statements that we believe there is unrecognized appreciation in a number of our real estate investments."

In the fourth quarter of each year, GAFRI performs a comprehensive review of its major actuarial assumptions, including management's expectation of long-term reinvestment rates. If the current interest rate environment persists through the end of the year, the Company may be required to write-off deferred acquisition costs related to its fixed annuity operations. Any such write-off is not expected to have a material impact on GAFRI's liquidity or operations.

GAFRI's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company, Loyal American Life Insurance Company, and Great American Life Assurance Company of Puerto Rico. Through these companies, GAFRI markets fixed and variable annuities and a variety of supplemental, long-term care and life insurance.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

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Conference Call

GAFRI's results will be discussed as part of a conference call being conducted by American Financial Group, Inc., GAFRI's majority shareholder. The call will be held at 11:30 a.m. (EDT) today. Toll-free telephone access will be available by dialing 1-866-271-6130, (International dial in 1-617-213-8894). Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available two hours following the completion of the call, at around 1:30 p.m. (EDT) and will run until 8:00 p.m. on November 2, 2005. To listen to the replay, dial 1-888-286-8010, (International dial in 1-617-801-6888) and provide the confirmation code 37646325. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.

GREAT AMERICAN FINANCIAL RESOURCES, INC.

Summary of Earnings

(In millions, except per share amounts)
	Three months ended September 30,		Nine months ended September 30,

	2005	2004	2005	2004
Revenues:
Net investment income	$140.1	$135.4	$423.8	$394.2
Life, accident and health premiums (a)	91.9	86.0	276.3	263.8
Other income (b)	38.9	34.8	97.2	80.8
Total revenues	270.9	256.2	797.3	738.8

Benefits and expenses:
Benefits to policyholders	154.1	146.4	457.5	427.7
Insurance acquisition expenses	34.3	29.5	103.4	92.3
Interest and other financing expenses	7.1	6.4	20.9	20.6
Other expenses (b)	42.6	44.0	128.5	122.0
Total benefits and expenses	238.1	226.3	710.3	662.6

Core operating earnings	32.8	29.9	87.0	76.2
Related income taxes	10.1	8.8	26.2	22.8

Core net operating earnings	22.7	21.1	60.8	53.4

Non-operating items, after-tax:
Realized gains	2.3	28.8(c)	7.7	31.6(c)
Charge related to former manufacturing operations (d)	(6.2)	-	(6.2)	-
Goodwill impairment (e)	-	(2.6)	-	(2.6)
Loss on retirement of subsidiary trust securities	-	-	-	(0.9)
Cumulative effect of accounting change (f)	-	-	-	(2.2)
Net income	$ 18.8	$ 47.3	$ 62.3	$ 79.3

Average common shares outstanding - diluted	47.7	47.2	47.5	47.3

Diluted earnings per share data:
Core net operating earnings	$ 0.47	$ 0.45	$ 1.28	$ 1.13
Realized gains	0.05	0.61(c)	0.16	0.67(c)
Former manufacturing operations (d)	(0.13)	-	(0.13)	-
Goodwill impairment (e)	-	(0.06)	-	(0.06)
Loss on retirement of subsidiary trust securities	-	-	-	(0.02)
Cumulative effect of accounting change (f)	-	-	-	(0.04)
Diluted net income per common share	$ 0.39	$ 1.00	$ 1.31	$ 1.68

Supplemental Information
Fixed Annuity Premiums (a)	$157.3	$176.7	$560.4(g)	$507.3
Variable Annuity Premiums (a)	22.1	24.5	70.0	78.7
Total Statutory Premiums	271.8	288.2	906.3(g)	843.8

Book value per share			$22.03	$21.98
Book value per share excluding unrealized gains on fixed maturities			$20.06	$18.53

  For GAAP purposes, annuity premiums are accounted for as deposits rather than revenues.

  The year-to-date increase in other income and other expenses reflects primarily the operating revenues and expenses of additional real estate investments acquired in the third quarter of 2004 and the second quarter of 2005.

  Realized gains for the third quarter and first nine months of 2004 reflect primarily GAFRI's gain on its investment in Provident Financial Group resulting from its merger with National City.

  Reflects environmental and other costs related to the Company's former manufacturing operations.

  Reflects goodwill impairment on GAFRI's investment in an agency subsidiary.

  Reflects the implementation of an accounting change related to long duration contracts mandated by Statement of Position 03-1.

  Includes approximately $100 million received from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI.